Exhibit 99.1

KUSHCO HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	May 31, 2021	August 31, 2020
ASSETS
Current assets:
Cash	$1,102	$10,476
Accounts receivable, net	7,398	9,427
Inventory, net	52,370	28,049
Prepaid expenses and other current assets	15,339	9,054
Total current assets	76,209	57,006
Goodwill	52,267	52,267
Intangible assets, net	631	1,000
Property and equipment, net	7,883	8,801
Other assets	13,380	8,582
Total Assets	$150,370	$127,656
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,307	$4,282
Customer deposits	4,480	3,188
Accrued expenses and other current liabilities	8,236	8,195
Current portion of notes payable	—	20,692
Line of credit	663	—
Total current liabilities	22,686	36,357

Long-term liabilities:
Warrant liability	661	365
Other non-current liabilities	7,045	4,205
Total long-term liabilities	7,706	4,570
Total liabilities	30,392	40,927

Commitments and contingencies (Note 11)

Stockholders' equity
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value, 265,000 shares authorized, 159,381 and 125,708 shares issued and outstanding as of May 31, 2021 and August 31, 2020, respectively	159	126
Additional paid-in capital	277,677	227,253
Accumulated other comprehensive income	260	—
Accumulated deficit	(158,118)	(140,650)
Total stockholders' equity	119,978	86,729
Total liabilities and stockholders' equity	$150,370	$127,656

The accompanying notes are an integral part of the condensed consolidated financial statements.

KUSHCO HOLDINGS, INC.

Condensed Consolidated Statements of Comprehensive Loss

(Amounts in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
Net revenue	28,319	$22,264	$87,964	$87,369
Cost of goods sold	23,950	19,892	71,415	86,634
Gross profit	4,369	2,372	16,549	735

Operating expenses:
Selling, general and administrative	9,099	12,719	28,853	60,977
Restructuring costs	274	952	568	8,253
Total operating expenses	9,373	13,671	29,421	69,230
Loss from operations	(5,004)	(11,299)	(12,872)	(68,495)

Other income (expense):
Change in fair value of warrant liability	821	(1,160)	(295)	3,435
Change in fair value of equity investment	(699)	(9)	1,627	(1,100)
Interest expense	(1,003)	(1,487)	(4,107)	(4,594)
Loss on extinguishment of debt	—	—	(1,324)	—
Other income (expense), net	(1,936)	468	(343)	386
Total other income (expense)	(2,817)	(2,188)	(4,442)	(1,873)
Loss before income taxes	(7,821)	(13,487)	(17,314)	(70,368)
Income tax expense	(156)	—	(156)	—
Net loss	(7,977)	(13,487)	(17,470)	(70,368)

Net loss per share:
Basic net loss per common share	(0.05)	$(0.11)	$(0.12)	$(0.64)
Diluted net loss per common share	(0.05)	$(0.11)	$(0.12)	$(0.64)

Basic weighted average number of common shares outstanding	159,381	119,574	140,155	110,440
Diluted weighted average number of common shares outstanding	159,381	119,574	140,155	110,440
Other comprehensive income
Foreign currency translation	260	—	260	—
Comprehensive loss	(7,717)	$(13,487)	$(17,210)	$(70,368)

The accompanying notes are an integral part of the condensed consolidated financial statements.

KUSHCO HOLDINGS, INC.

Condensed Consolidated Statements of Stockholders’ Equity

(Amounts in thousands)

(Unaudited)

	Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares Issued	Amount	Capital	Deficit	Income	Equity
Balances at August 31, 2020	125,708	$126	$227,253	$(140,650)	$—	$86,729
Stock-based compensation	1,566	1	3,404	—	—	3,405
Stock issued for conversion of debt	4,688	5	3,688	—	—	3,693
Net loss	—	—	—	(4,450)	—	(4,450)
Balances at November 30, 2020	$131,962	$132	$234,345	$(145,100)	$—	$89,377
Stock-based compensation	886	1	1,986	—	—	1,987
Stock sold to investors, net of offering costs	24,242	24	37,226	—	—	37,250
Stock issued for conversion of debt	1,673	2	2,422	—	—	2,424
Net loss	—	—	—	(5,042)	—	(5,042)
Balances at February 28, 2021	$158,763	$159	$275,979	$(150,142)	$—	$125,996
Stock-based compensation	618	—	1,698	—	—	1,698
Issuance of restricted stocks	—	1	—	—	—	1
Cumulative translation adjustment	—	—	—	—	260	260
Net loss	—	—	—	(7,977)	—	(7,977)
Balances at May 31, 2021	$159,381	$160	$277,677	$(158,119)	$260	$119,978

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares Issued	Amount
Balances at August 31, 2019	90,041	$90	$164,258	$(62,994)	$101,354
Stock-based compensation	99	—	3,189	—	3,189
Stock sold to investors	17,198	17	27,362	—	27,379
Stock issued for acquisitions	23	—	—	—	—
Net loss	—	—	—	(12,506)	(12,506)
Balances at November 30, 2019	$107,361	$107	$194,809	$(75,500)	$119,416
Stock-based compensation	89	—	3,141	—	3,141
Issuance of restricted stocks	15	—	—	—	—
Stock sold to investors	10,000	10	14,706	—	14,716
Stock issued for equity investment	1,653	2	2,526	—	2,528
Net loss	—	—	—	(44,375)	(44,375)
Balances at February 29, 2020	$119,118	$119	$215,182	$(119,875)	$95,426
Stock option exercises	—	—	—	—	—
Stock-based compensation	353	—	2,936	—	2,936
Issuance of restricted stocks	462	1	(1)	—	—
Net loss	—	—	—	(13,487)	(13,487)
Balances at May 31, 2020	$119,933	$120	$218,117	$(133,362)	$84,875

The accompanying notes are an integral part of the condensed consolidated financial statements.

Table of Contents

KUSHCO HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	For the Nine Months Ended
	May 31, 2021	May 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(17,470)	$(70,368)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,564	3,259
Amortization of debt discount	3,669	3,902
Bad debt (recovery)/provision	(380)	10,421
Bad debt recovery on note receivable	(513)	—
Sales return (recovery)/provision	(14)	30
Inventory obsolescence	—	2,218
Inventory reserve (recovery)/provision	(3,816)	14,619
Loss (gain) on disposal of assets	62	26
Gain on termination of leases	—	(798)
Impairment of assets	—	6,895
Change in fair value of equity investment	(1,627)	1,100
Stock compensation expense	6,159	11,074
Change in fair value of warrant liability	295	(3,435)
Loss on extinguishment of debt	1,324	—
Right-of-use assets amortization	953	—
Gain on forgiveness of PPP loan	(1,900)	—
Changes in operating assets and liabilities:
Accounts receivable	2,295	6,854
Inventory	(20,505)	5,101
Prepaid expenses and other current assets	(5,772)	(7,854)
Other non-current assets	(4)	498
Accounts payable	4,797	(5,813)
Customer deposits	1,293	1,225
Accrued expenses and other current liabilities	1,073	1,600
Other non-current liabilities	(1,613)	(752)
Net cash used in operating activities	(29,130)	(20,198)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, equipment, and intangibles	(1,192)	(4,317)
Net cash used in investing activities	(1,192)	(4,317)
CASH FLOWS FROM FINANCING ACTIVITIES
Financing cost paid in connection with extinguishment of debt	(195)	—
Repayment of capital leases	(33)	(86)
Repayment on notes payable	(17,000)	—
Proceeds from notes payable	—	1,900
Proceeds from stock option exercises	18	—
Proceeds from issuance of common stock	37,294	42,095
Proceeds from line of credit	93,743	76,325
Repayments on line of credit	(92,879)	(88,575)
Net cash provided by financing activities	20,948	31,659
NET INCREASE (DECREASE) IN CASH	(9,374)	7,144
CASH AT BEGINNING OF PERIOD	10,476	3,944
CASH AT END OF PERIOD	$1,102	$11,088
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID FOR:
Interest	$439	$624

NON-CASH INVESTING AND FINANCING ACTIVITIES
Right-of-use assets obtained in exchange for new operating lease liabilities	$4,592	$—
Services prepaid for in common stock	$—	$646
Accrued and unpaid amounts for purchase of property & equipment	$148	$403
Stock issued for amendment of debt agreement	$6,117	$—
Shares issued in exchange for equity investment in XS Financial	$—	$2,528
Common stock issuance costs in accounts payable	$44	$—
Debt financing cost paid for in common stock	$83	$—

The accompanying notes are an integral part of the condensed consolidated financial statements.

KUSHCO HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except per share amounts)

(Unaudited)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the activity of KushCo Holdings, Inc. (the “Company”) and its wholly-owned subsidiaries and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information pursuant to Securities and Exchange Commission (“SEC”) rules and regulations. Accordingly, they do not include all of the information and notes required by GAAP for annual financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included in the condensed consolidated financial statements for the interim periods presented herein, but are not necessarily indicative of operating results to be achieved for full fiscal years or other interim periods. The condensed consolidated balance sheet as of August 31, 2020 was derived from the audited financial statements as of that date but does not include all disclosures as required by GAAP. These condensed consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements and accompanying notes for the fiscal year ended August 31, 2020 and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year then ended and filed with the SEC on November 10, 2020.

The Company’s principal sources of liquidity at May 31, 2021 consisted of cash on hand, a line of credit and future cash anticipated to be generated from operations. The Company reported positive working capital as of May 31, 2021. The Company believes its current cash balances, coupled with anticipated cash flow from operating activities and its secured asset based revolving credit facility with Monroe Capital Management Advisors, LLC (“Monroe”), will be sufficient to meet its working capital requirements for at least one year from the date the consolidated financial statements were available to be issued.

On March 31, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Greenlane Holdings, Inc. (“Greenlane”), Merger Sub Gotham 1, LLC, a wholly-owned subsidiary of Greenlane (“Merger Sub 1”), and Merger Sub Gotham 2, LLC, a wholly-owned subsidiary of Greenlane (“Merger Sub 2”). Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, (i) Merger Sub 1 will be merged with and into the Company, with the Company as the surviving corporation and a wholly-owned subsidiary of Greenlane (“Initial Surviving Corporation”) (“Merger 1”); and (ii) the Initial Surviving Corporation will then be merged with and into Merger Sub 2 with Merger Sub 2 as the surviving limited liability company and a wholly-owned subsidiary of Greenlane (“Merger 2,” and together with Merger 1, the “Mergers”).

Under the terms of the Merger Agreement, the Company’s stockholders will receive approximately 0.2546 shares of Greenlane’s Class A common stock, par value $0.01 per share (the “Class A common stock”) for each share of the Company’s common stock (the “Base Exchange Ratio”), subject to adjustment as described in the Merger Agreement (the Base Exchange Ratio, as adjusted, the “Exchange Ratio”). The Base Exchange Ratio is expected to result in the Company’s stockholders owning approximately 49.9% of the Class A common stock and existing stockholders of Greenlane owning approximately 50.1% of the Class A common stock. Immediately prior to the effective time of Merger 1, each Company stock option (whether or not vested or exercisable) will be converted into an option to purchase, on the same terms and conditions that apply to such option, that number of shares of the Class A common stock of Greenlane multiplied by the Exchange Ratio at an exercise price determined by dividing the per share exercise price of the option immediately prior to Merger 1 by the Exchange Ratio. Immediately prior to Merger 1, each Company restricted stock unit will vest in full and be settled and treated as a share of the Company common stock in Merger 1. The closing of the Mergers is subject to customary closing conditions.

The closing of the Mergers is conditioned upon, among other things, the Company’s receipt of the requisite approval for the Mergers from the holders of its common stock and Greenlane’s receipt of the requisite approval from the holders of its common stock for the issuance of shares of Greenlane Class A common stock to be issued in connection with the Mergers. In addition to these stockholder approvals, the closing of the Mergers is subject to other customary closing conditions. Accordingly, there can be no assurance that the Company will be able to complete the Mergers on the expected timeline or at all. See “Item 1A Risk Factors” included in this Quarterly Report on Form 10-Q.

Subject to the satisfaction of all of the conditions to closing, including the receipt of the separate stockholder approvals, the the Mergers are expected to close in the third calendar quarter of 2021.

For information regarding the Mergers and related matters, please refer to the Company’s other filings with the SEC that have been made in connection with the proposed Mergers, including the definitive joint proxy statement filed by the Company with the SEC on July 2, 2021.

References to amounts in these notes to condensed consolidated financial statements are in thousands, except per share amounts, unless otherwise specified.

References herein to a particular “fiscal” year means the fiscal year that ended on August 31 of the year indicated.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period.

Significant estimates relied upon in preparing these condensed consolidated financial statements include revenue recognition, accounts receivable reserves, inventory and related reserves, warrant liability, expected future cash flows used to evaluate the recoverability of long-lived assets, estimated fair values of long-lived assets used to record impairment charges related to intangible assets and goodwill, amortization periods, accrued expenses, stock-based compensation expenses, and recoverability of the Company’s net deferred tax assets and any related valuation allowance.

Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management’s estimates if past experience or other assumptions do not turn out to be substantially accurate.

Accounts Receivable

Trade accounts receivable are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus, trade receivables do not bear interest. Trade accounts receivables are evaluated bi-weekly for collectability based on the customer's past credit history and current financial condition. In addition to customer specific reserves, the Company applies an additional 1% reserve to accounts receivable. The Company’s net accounts receivable balance was $7,398 and $9,427 as of May 31, 2021 and August 31, 2020, respectively. The Company’s allowance for doubtful accounts was $1,025 and $2,439 as of May 31, 2021 and August 31, 2020, respectively. The Company wrote-off $588 of customers' balances during the three month period ended May 31, 2021. The Company’s sales return reserve was $318 and $332 as of May 31, 2021 and August 31, 2020, respectively, and is included in “Accounts receivable, net” on the Company’s condensed consolidated balance sheet.

Inventory

Inventories are stated at the lower of cost or net realizable value using the average cost method. The Company’s inventory consists of finished goods of $52,370 and $28,049 as of May 31, 2021 and August 31, 2020, respectively. The Company also makes prepayments against the future delivery of inventory classified as prepaid inventory. The Company’s prepaid inventory was $6,752 and $3,373 as of May 31, 2021 and August 31, 2020, respectively, and is included in prepaid expenses and other current assets on the accompanying balance sheets. The Company regularly reviews inventory and, when appropriate, records a provision for obsolete and excess inventory. The provision is based on actual loss experience and a forecast of product demand compared to its remaining shelf life. The Company's inventory reserve was $6,681 and $10,497 as of May 31, 2021 and August 31, 2020, respectively.

Equity Investment

On January 30, 2020, the Company partnered with XS Financial Inc. (“XS Financial”), formerly Xtraction Services Holding Corp, a provider of equipment leasing solutions to owners and operators of cannabis and hemp companies in the United States in order to provide such solutions to the Company’s network of regulated cannabis and hemp-derived cannabidiol ("CBD") operators. The Company’s Chief Financial Officer, Stephen Christoffersen, has served on the board of directors for XS Financial since May 2019. Under the terms of its agreement with XS Financial, upon the closing of the transaction, the Company issued 1,653 shares of its common stock in exchange for 10,600 proportionate voting shares of XS Financial (the “XS Shares”), the equivalent of 19.9% of XS Financials' market capitalization on the closing date. As of May 31, 2021, the Company owns approximately 10.3% XS Financials' market capitalization. On January 30, 2020, the value of the Company's shares issued in exchange for the equity investment in XS Financial was $2,528. The Company’s investment in XS Financial is included in “Other assets” on the Company’s condensed consolidated balance sheets. The fair value of Company's investment in XS Financial was $2,588 as of May 31, 2021. The fair value of Company's investment in XS Financial was $1,225 as of August 31, 2020.

Net Loss Per Share

The Company computes earnings per share under Accounting Standards Codification (“ASC”) Topic 260, Earnings per Share (“ASC 260”). Basic net loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the sum of (a) the weighted average number of shares of common stock outstanding during the period and (b) the potentially dilutive securities outstanding during the period. Stock options and warrants are potentially dilutive securities; and the number of dilutive options is computed using the treasury stock method.

For the three months and nine months ended May 31, 2021 and 2020, basic and diluted weighted average shares were the same, as the Company generated a net loss for the period. The computation for the three months ended May 31, 2021 does not include 11,844 options and 31,434 warrants, as their inclusion would have had an anti-dilutive effect on net loss per share. The computation of diluted net loss per share for the three months ended May 31, 2020 does not include 11,368 options and 21,737 warrants, as their inclusion would have had an anti-dilutive effect on net loss per share.

Revenue Recognition

The Company markets and sells a wide variety of ancillary products and services to customers operating in the regulated medical and recreational cannabis and CBD industries. These complementary products and services include bottles, jars, bags, tubes, containers, vape cartridges, vape batteries and accessories, labels and processing supplies, solvents, natural products, stainless steel tanks, custom branded anti-counterfeit and authentication labels, and services focused on building distribution networks of compliant hemp-derived CBD brands across conventional and other retail channels, including convenience, pet care, and beauty channels.

In accordance with ASC 606, Revenue from Contracts with Customers, the Company applies the following steps to recognize revenue for the sale of products that reflects the consideration to which the Company expects to be entitled to receive in exchange for the promised goods:

•Identify the contract with a customer.

•Identify the performance obligations in the contract.

•Determine the transaction price.

•Allocate the transaction price to the performance obligations in the contract.

•Recognize revenue when the Company satisfies a performance obligation.

Advertising

The Company conducts advertising for the promotion of its products and services. In accordance with ASC subtopic 720-35-25 (“ASC 720”), advertising costs are charged to expense when incurred. Advertising costs were $19 and $21 for the three months ended May 31, 2021 and May 31, 2020, respectively. Advertising cost were $22 and $99 for the nine months ended May 31, 2021 and May 31, 2020, respectively.

Share-based Compensation

The Company recorded total stock-based compensation expense of $1,780 and $2,985 for the three months ended May 31, 2021 and May 31, 2020, respectively, in connection with the issuance of shares of common stock and options to purchase common stock. The Company recorded stock-based compensation expense of $6,159 and $11,074 for the nine months ended May 31, 2021 and May 31, 2020, respectively. Stock-based compensation expense is included in selling, general and administrative expense in the Company's condensed consolidated statements of operations.

Recently Issued Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40).” ASU 2020-06 reduces the number of models used to account for convertible instruments, amends diluted EPS calculations for convertible instruments, and amends the requirements for a contract (or embedded derivative) that is potentially settled in an entity's own shares to be classified in equity. The amendments add certain disclosure requirements to increase transparency and decision-usefulness about a convertible instrument's terms and features. Under the amendments, the Company must use the if-converted method for including convertible instruments in diluted EPS as opposed to the treasury stock method. ASU 2020-06 is effective for annual reporting periods beginning after December 15, 2021 (the Company's fiscal 2023). Early adoption is allowed under the standard with either a modified retrospective or full retrospective method. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

In December 2019, the FASB Issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting of Income Taxes”, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

In January 2020, the FASB issued ASU 2020-1, “Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) - Clarifying the Interactions between Topic 321, Topic 323, and Topic 815.” The ASU is based on a consensus of the Emerging Issues Task Force and is expected to increase comparability in accounting for these transactions. ASU 2016-1 made targeted improvements to accounting for financial instruments, including providing an entity the ability to measure certain equity securities without a readily determinable fair value at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Among other topics, the amendments clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting. For public business entities, the amendments in the ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company is evaluating the potential impact of adoption of this standard on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the condensed consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

Update on COVID-19

On March 11, 2020, the World Health Organization recognized COVID-19 as a global pandemic, prompting many national, regional, and local governments, including in the markets that the Company operates in, to implement preventative or protective measures, such as travel and business restrictions, temporary store closures, and wide-sweeping quarantines and stay-at-home orders. As a result, COVID-19 has significantly curtailed global economic activity, including in the regulated cannabis and CBD industries in which the Company operates.

COVID-19 has materially impacted our markets and sources of revenues, particularly during the three and nine months ended May 31, 2020, including without limitation, as a result of the following:

•State and provincial mandates requiring the temporary closure of nonessential businesses, such as the temporary closure of adult recreational use stores in Massachusetts, Nevada, and Ontario, Canada, as well as the substantial closure of many retail storefronts that sell CBD;

•Restrictions and limitations on travel that have curtailed consumer demand in tourist-heavy markets, such as Nevada and Colorado, as well as a general negative effect on the ability of our sales force to meet with potential customers and secure new orders; and

•Our customers increasingly consolidating orders and purchasing less frequently in response to general macroeconomic and business uncertainty, creating a more volatile and irregular purchasing and revenue recognition pattern.

While the U.S. has recently seen a significant decline in new cases and states are loosening their shutdown and social distancing protocols, resulting in a wide reopening of adult recreational use and medical stores as well as retail stores that sell CBD, COVID-19 continues to affect the Company's sources of revenue in Canada, particularly in provinces such as Ontario that were still under lockdown until recently.

We continue to be impacted by business and supply chain interruptions resulting from the COVID-19 pandemic. The COVID-19 pandemic has also resulted in increased air freight costs incurred by us, which we are passing on to our customers via a surcharge, as well as general difficulties in securing space on incoming freight from international vendors in order to make room for essential items.

We continue to experience unexpected and uncontrollable delays with our international supply shipments due to a significant increase in shipments to U.S. ports, less cargo being shipped by air, and a general shortage of containers. While these delays have moderately improved in recent months, we, along with many other importers of goods across all industries, continue to experience severe congestion and extensive wait times for carriers at ports across the United States. In addition, restrictions imposed by local, state and federal agencies due to the COVID-19 pandemic has led to reduced personnel of importers, government staff and others in our supply chain. We have been working diligently with our network of freight partners and suppliers to expedite delivery dates and provide solutions to reduce further impact and delays. However, we are unable to determine the full impact of these delays as they are out of our control.

We have also experienced, and could continue to experience, delays in orders from vendors, particularly in countries where the pandemic has had a significant impact, such as in China.

While the Company is continuing to navigate the financial, operational, and personnel challenges presented by the COVID-19 pandemic, the full extent of the impact of COVID-19 on our operational and financial performance will depend on future developments, including the duration and spread of the pandemic, the potential uncertainty related to and proliferation of new strains, and related actions taken by the U.S. government, state and local government officials, and international governments to prevent disease spread, all of which are uncertain, out of our control and cannot be predicted at this time.

NOTE 2 - CONCENTRATIONS OF RISK

Supplier Concentrations

The Company purchases inventory from various suppliers and manufacturers. For the nine months ended May 31, 2021 and May 31, 2020, the Company had one vendor that accounted for approximately 46% and 33%, respectively, of total inventory purchases. As of May 31, 2021, there were three vendors that represented in the aggregate approximately 47% of the Company's accounts payable. As of August 31, 2020, there were two vendors that represented in the aggregate approximately 41% of the Company's accounts payable.

Customer Concentrations

During the nine months ended May 31, 2021, the Company had one customer that represented over 18% of the Company’s revenue. For the nine months ended May 31, 2020, there were no customers that represented more than 10% of the Company’s revenues. As of May 31, 2021, there was one customer that represented approximately 18% of the Company's accounts receivable. As of May 31, 2020 there were two customers that represented in the aggregate approximately 47% of the Company's accounts receivable.

NOTE 3 – RELATED-PARTY TRANSACTIONS

The Company sold certain products and supplies to one related party during the three months ended May 31, 2021. During the three months ended May 31, 2020, the Company sold products and supplies to two related parties. Sales to related parties during the three months ended May 31, 2021 and May 31, 2020 totaled $311 and $113, respectively. Sales recognized during the nine months ended May 31, 2021 and May 31, 2020 totaled $646 and $299, respectively. Total accounts receivable from related parties was $541 and $1,200 as of May 31, 2021 and August 31, 2020, respectively. Further, the Company rented certain warehouse equipment from a related party. No rental payments were made to the related party during the three months ended May 31, 2021 and May 31, 2020. No rental payments were made to the related party during the nine months ended May 31, 2021 versus $231 for the nine months ended May 31, 2020.

NOTE 4 - PROPERTY AND EQUIPMENT

The major classes of fixed assets consist of the following:

	May 31, 2021	August 31, 2020
Machinery and equipment	$7,459	$9,540
Vehicles	410	410
Office Equipment	3,709	376
Leasehold improvements	1,580	1,591
Construction in progress	663	660
	13,821	12,577
Accumulated Depreciation	(5,938)	(3,776)
	$7,883	$8,801

Depreciation expense was $758 and $990 for the three months ended May 31, 2021 and May 31, 2020, respectively. Depreciation expense was $2,195 and $2,549 for the nine months ended May 31, 2021 and May 31, 2020, respectively.

NOTE 5 – INTANGIBLE ASSETS

Intangible assets consist of the following:

		As of May 31, 2021			As of August 31, 2020
Description	Weighted Average Estimated Useful Life	Gross Carrying Value	Accumulated Amortization	Net Amount	Gross Carrying Value	Accumulated Amortization	Net Amount
Trade name	6 years	1,400	(1,400)	—	1,400	(1,400)	—
Non-compete agreement	4 years	2,370	(1,739)	631	2,370	(1,370)	1,000
		$3,770	$(3,139)	$631	$3,770	$(2,770)	$1,000

Amortization expense was $112 and $237 for the three months ended May 31, 2021 and May 31, 2020, respectively. Amortization expense was $369 and $710 for the nine months ended May 31, 2021 and May 31, 2020, respectively.

The following table summarizes the remaining estimated amortization of definite-lived intangible assets as of May 31, 2021:

For the year ended August 31,
2021 (remaining three months)	$157
2022	314
2023	160
$631

NOTE 6 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	May 31, 2021	August 31, 2020
Accrued compensation	$2,295	$2,798
Sales tax payable	598	727
Operating lease liability	1,710	1,583
Other accrued expenses	3,633	3,087
	$8,236	$8,195

NOTE 7 – LEASES

The Company leases its facilities and certain office equipment under operating leases that expire on various dates through 2026. The Company determines if an arrangement is a lease at inception. Right of Use ("ROU") assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. When readily determinable, the Company uses the implicit rate in determining the present value of lease payments. The ROU asset also includes any fixed lease payments, including in-substance fixed lease payments and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Lease term is determined at lease commencement and includes any non-cancellable period for which the Company has the right to use the underlying asset, together with any options to extend that the Company is reasonably certain to exercise.

ROU assets and liabilities consist of the following:

	May 31, 2021	August 31, 2020
Operating leases - ROU assets (included in Other assets)	$9,209	$3,127
Current portion of lease liabilities	$1,710	$1,583
Long term lease liabilities, net of current portion	6,971	4,157
Total lease liabilities	$8,681	$5,740

Aggregate lease maturities as of May 31, 2021 are as follows:

Year ended August 31,
2021 (remaining three months)	$614
2022	2,812
2023	2,238
2024	1,667
2025	1,470
Thereafter	514
Total minimum lease payments	9,315
Less imputed interest	(634)
Total lease liabilities	$8,681

Rent expense was $574 and $1,399, respectively, for the three months and nine months ended May 31, 2021. Rent expense was $590 and $2,279 for the three and nine months ended May 31, 2020, respectively. At May 31, 2021, the leases had a weighted average remaining lease term of 4.0 years and a weighted average discount rate of 4.8%. Amortization on ROU assets was $403 and $953 for the three months and nine months ended May 31, 2021, respectively. Cash paid for amounts included in the measurement of lease liabilities was $723 and $1,955 for the three and nine months ended May 31, 2021, respectively.

NOTE 8 – DEBT

Monroe Revolving Credit Facility

On August 21, 2019, the Company and its subsidiaries entered into a secured asset based revolving credit facility (the “Monroe Revolving Credit Facility”) for an aggregate amount not to exceed $35.0 million outstanding at any time, with Monroe Capital Management Advisors, LLC (“Monroe”), as collateral agent and administrative agent, and the various lenders party thereto. The Monroe Revolving Credit Facility also includes an accordion feature that permits the Company to increase the available revolving commitments under the Monroe Revolving Credit Facility by up to an additional $15.0 million, subject to satisfaction of certain conditions. The Monroe Revolving Credit Facility has a 5-year term, which matures on August 21, 2024 and is secured by a first priority lien on substantially all of the assets of the Company and its subsidiaries. The borrowing base is subject to eligible inventory and accounts receivable. The available borrowing capacity as of May 31, 2021 was $12,467.

The Monroe Revolving Credit Facility contains customary representations and warranties, affirmative and negative covenants, including a financial covenant requiring certain minimum availability, and events of default. As of May 31, 2021, the outstanding balance under the facility was $663. As of August 31, 2020, there was no balance outstanding under the facility.

The Company incurred closing costs associated with the Monroe Revolving Credit Facility in the amount of $2,672, which were deferred and amortized over the 5-year term of the Monroe Revolving Credit Facility on a straight-line basis. As of May 31, 2021 and August 31, 2020, unamortized debt issuance costs of $1,699 and $2,057, respectively, are included in “Other assets.” Interest expense and amortization of debt discount, associated with the Monroe Revolving Credit Facility during the three months ended May 31, 2021 and May 31, 2020 amounted to $166 and $227, respectively. Interest expense and amortization of debt discount, associated with the Monroe Revolving Credit Facility during the nine months ended May 31, 2021 and May 31, 2020 amounted to $755 and $989, respectively.

Monroe Warrants

Also on August 21, 2019, in connection with, and as a condition to the consummation of, the Monroe Revolving Credit Facility, the Company entered into a subscription agreement with certain entities affiliated with Monroe (collectively, the “Subscribers”), pursuant to which the Company issued to the Subscribers warrants (the “Monroe Warrants”) to purchase up to an aggregate of 500 shares of the Company common stock, at an exercise price of $4.25 per share, which represented the arithmetic average of the closing price of the Company's common stock for the 10 consecutive trading days prior to the date of issuance (subject to customary adjustment upon subdivision or combination of the Company's common stock). The Monroe Warrants are immediately exercisable and may be exercised at any time, and from time to time, on or before the fifth anniversary of the date of issuance. The Monroe Warrants include a “blocker” provision that, subject to certain exceptions described in the Monroe Warrants, prevents the Subscribers from exercising the Monroe Warrants to the extent such exercise would result in a Subscriber together with certain affiliates owning in excess of 4.99% of the Company's common stock outstanding immediately after giving effect to such exercise. The Monroe Warrants were classified as equity.

Senior Note with HB Sub Fund

On April 29, 2019, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which the Company agreed to issue and sell, and the Investor agreed to purchase, a senior note (the “Original Note”) in a private placement offering in the aggregate principal amount of $21.3 million with an original issue discount of $1.3 million, and received net proceeds of $20.0 million. The Original Note was a senior unsecured obligation, and unless earlier redeemed, was scheduled to mature on October 30, 2020. The Original Note did not bear interest, except upon the occurrence of an event of default.

On August 21, 2019, the Company entered into an exchange agreement (the “Exchange Agreement”) with the Investor in order to amend and waive certain provisions of the Securities Purchase Agreement and the Original Note and exchange the Original Note for (i) a new senior note (the “First Amended Senior Note”) for the same aggregate principal amount as the Original Note and (ii) a warrant to purchase up to 650 shares of the Company's common stock at an exercise price of $4.25 per share. The warrants have an expiration date of August 21, 2024 and have not been exercised. As of August 21, 2019, the warrants were reclassified from a derivative liability to equity with a corresponding adjustment to additional paid-in capital. The fair value of the warrants was determined using a Black-Scholes model as of August 21, 2019 and was equal to $792. Similar to the terms of the Original Note, the First Amended Senior Note was set to mature on October 30, 2020, at which time the Company would have had to pay the Investor an amount in cash representing 120% of all outstanding principal, less original issue discount, plus any accrued and unpaid interest and accrued and unpaid late charges. Similar to the terms of the Original Note, the First Amended Senior Note did not bear interest except upon the occurrence of an event of default.

On November 8, 2019, the Company entered into a Second Exchange Agreement (“Second Exchange Agreement”) with the Investor, pursuant to which the Company amended the First Amended Senior Note (the “Second Amended Senior Note”). Pursuant to the terms of the Second Amended Senior Note, the maturity date was extended to April 29, 2021, and the aggregate principal amount of the Second Amended Senior Note was increased to approximately $24.0 million and the original issue discount was increased to $1.5 million. Upon maturity of the Second Amended Senior Note, the Company would have had to pay the Investor an amount in cash representing 120% of all outstanding principal, less original issue discount, plus any accrued and unpaid interest and accrued and unpaid late charges. Similar to the terms of the Original Note, the Second Amended Senior Note did not bear interest except upon the occurrence of an event of default.

On June 9, 2020, the Company entered into a Third Exchange Agreement (the “Third Exchange Agreement”) with the Investor in order to (x) amend and waive certain provisions of the Securities Purchase Agreement, as amended, and the Second Amended Senior Note, and (y) exchange the Second Amended Senior Note without any cash consideration for (i) a new senior note in the aggregate principal amount of $22.0 million (the “Third Amended Senior Note”) and (ii) 5,347,594 shares of the Company's common stock (the “Third Exchange Shares”). The exchange of principal and Third Exchange Shares were accounted for as an extinguishment of debt, and a loss on extinguishment of $1.65 million was recorded in the statement of operations for the fiscal year ended August 31, 2020.

Similar to the terms of the Second Amended Senior Note, the Third Amended Senior Note would have matured on April 29, 2021, subject to the Investor’s right to extend such maturity date. Upon maturity, the Company would have been required to pay the Investor an amount in cash representing the aggregate outstanding principal, plus any accrued and unpaid interest and accrued and unpaid late charges. Similar to the terms of the Original Note, the First Amended Senior Note and the Second Amended Senior Note, the Third Amended Senior Note did not bear interest except upon the occurrence (and during the continuance) of an event of default, in which case the Third Amended Senior Note would bear interest at a rate of 18.0% per annum (the “Default Rate”).

On November 10, 2020, the Company entered into a Fourth Exchange Agreement (the “Fourth Exchange Agreement”) with the Investor in order to (x) amend and waive certain provisions of the Securities Purchase Agreement, as amended, and the Third Amended Senior Note, and (y) exchange the Third Amended Senior Note without any cash consideration for (i) a new senior note in the aggregate principal amount of $19.0 million (the “Fourth Amended Senior Note”) and (ii) 4,687,500 shares of the Company's common stock (the “Fourth Exchange Shares”). The exchange of principal and Fourth Exchange Shares was accounted for as an extinguishment of debt, and a loss on extinguishment of $0.9 million was recorded in the statement of operations for the nine months ended May 31, 2021.

Similar to the terms of the Third Amended Senior Note, the Fourth Amended Senior Note would have matured on April 29, 2021, subject to the Investor’s right to extend such maturity date. Upon maturity, the Company would have been required to pay the Investor an amount in cash representing the aggregate outstanding principal, plus any accrued and unpaid interest and accrued and unpaid late charges. Similar to the terms of the Original Note, the First Amended Senior Note, the Second Amended Senior Note and the Third Amended Senior Note, the Fourth Amended Senior Note did not bear interest except upon the occurrence (and during the continuance) of an event of default, in which case the Fourth Amended Senior Note would bear interest at the Default Rate.

On January 24, 2021, we entered into a Fifth Exchange Agreement (the “Fifth Exchange Agreement”) with the Investor in order to (x) amend and waive certain provisions of the Securities Purchase Agreement, as amended, and the Fourth Amended Senior Note, and (y) exchange the Fourth Amended Senior Note without any cash consideration for (i) a new senior note in the aggregate principal amount of $17.0 million (the “Fifth Amended Senior Note”) and (ii) 1,481,482 shares of our common stock (the “Fifth Exchange Shares”). The Fifth Amended Senior Note was scheduled to mature on April 29, 2021, subject to the Investor’s right to extend such maturity date. Upon maturity, the Company would have been required to pay the Investor an amount in cash representing the aggregate outstanding principal, plus any accrued and unpaid interest and accrued and unpaid late charges. Similar to the terms of the Original Note, the First Amended Senior Note, the Second Amended Senior Note, the Third Amended Senior Note and the Fourth Amended Senior Note, the Fifth Amended Senior Note did not bear interest except upon the occurrence (and during the continuance) of an event of default, in which case the Fifth Amended Senior Note would bear interest at the Default Rate. The exchange of principal and Fifth Exchange Shares was accounted for as an extinguishment of debt, and a loss on extinguishment of approximately $0.4 million was recorded in the statement of operations for the nine months ended May 31, 2021.

On March 24, 2021, the Company paid in aggregate $17 million to retire the full principal balance and $0.8 million debt issuance cost was recorded to interest expense under the Fifth Amended Senior Note (see Note 13 below).

PPP Loan

On April 30, 2020, the Company qualified for and received a loan pursuant to the Paycheck Protection Program, a program implemented by the U.S. Small Business Administration ("SBA") under the Coronavirus Aid, Relief, and Economic Security Act from a qualified lender, for an aggregate principal amount of approximately $1.9 million (the “PPP Loan”). The PPP Loan was unsecured and guaranteed by the U.S. Small Business Administration, bore interest at a fixed rate of 1.0% per annum, and had a maturity of two years with the first six months of interest, principal and fees deferred. The principal and interest of the PPP Loan was eligible for forgiveness under the Paycheck Protection Program to the extent that the PPP Loan proceeds were used to pay expenses permitted by the Paycheck Protection Program, including eligible payroll costs, covered rent, business mortgage interest, and covered utility payments incurred by the Company during the elected 24 week covered period after loan disbursement. The Company applied and received forgiveness for the PPP Loan on February 9, 2021, with respect to these covered expenses. During the three months ended February 28, 2021 the Company recorded a gain of $1.9 million to other income related to the PPP loan being forgiven by the SBA. As of May 31, 2021, the Company no longer has the PPP Loan recorded as a note payable on its balance sheet. As of August 31, 2020, the PPP Loan amounted to $1.9 million, and was included within the current portion of notes payable on the accompanying balance sheet.

NOTE 9 – WARRANT LIABILITY

In addition to the Monroe Warrants described above, in June 2018, the Company issued warrants to purchase 3,750 shares of its common stock exercisable at a price per share of $5.28 (the “2018 Warrants”) to investors in a registered direct offering. The 2018 Warrants have a term of five years from the date of issuance. Pursuant to ASC Topic 815, the initial fair value of the 2018 Warrants of $15,350 was recorded as a warrant liability on the issuance date. The estimated fair values of the 2018 Warrants was computed at issuance using a Black-Scholes option pricing model.

The estimated fair value of the outstanding liabilities associated with the 2018 Warrants was $661 and $365 as of May 31, 2021 and August 31, 2020, respectively.

Increases or decreases in the fair value of the Company's liability associated with the 2018 Warrants are included as a component of “Other expense” in the accompanying condensed consolidated statements of operations for the respective period. The changes to the liability associated with the 2018 Warrants resulted in an decrease of $821 in liability and a corresponding gain for the three months and an increase of $295 in liability and a corresponding loss for the nine months ended May 31, 2021. The changes to the liability associated with the 2018 Warrants resulted in an increase of $1,160 in liability and a corresponding loss for the three months and a decrease of $3,435 in liability and a corresponding gain for the nine months ended May 31, 2020.

The estimated fair value of the 2018 Warrants was computed as of May 31, 2021 using the Black Scholes model with the following assumptions: stock price of $0.96, volatility of 104.4%, risk-free rate of 0.22%, annual dividend yield of 0% and expected life of 2.3 years.

NOTE 10 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value measurements are performed in accordance with the guidance provided by ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or parameters are not available, valuation models are applied.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities recorded at fair value in the financial statements are categorized based upon the hierarchy of levels of judgment associated with the inputs used to measure their fair value. Hierarchical levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supportable by little or no market activity and that are significant to the fair value of the asset or liability.

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, equity investments, accounts receivable, accounts payable and accrued liabilities and obligations approximate their fair values based on their short-term nature. The carrying amount of the Company’s long-term notes payable approximates its fair value based on interest rates available to the Company for similar debt instruments and similar remaining maturities.

The Company accounts for its investment in Smoke Cartel, Inc. (“Smoke Cartel”) at fair value. On September 21, 2018, Smoke Cartel and the Company entered into an agreement to sell Rowl-Uh-Bowl (the “RUB”) web domain and inventory related to this product line and in exchange, received 1,410 shares of Smoke Cartel common stock. The fair value of the Company’s investment as of August 31, 2020 and May 31, 2021 was based upon the closing price of Smoke Cartel's common stock on each respective date. The investment was classified as a Level 2 financial instrument.

The Company accounts for its investment in XS Financial at fair value. The fair value of the Company’s investment at August 31, 2020 and May 31, 2021 was based upon the closing price of XS Financial common stock on each respective date. The investment was classified as a Level 2 financial instrument.

In connection with the Company’s registered direct offering in June 2018, the Company issued the 2018 Warrants, which are accounted for as a warrant liability (see Note 9 above.) The estimated fair value of the liability is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.

The following table details the fair value measurement within the fair value hierarchy of the Company’s financial instruments, which includes the Level 2 assets and the Level 3 liabilities:

	Fair Value at May 31, 2021
	Total	Level 1	Level 2	Level 3
Assets:
Equity investment	$3,784	$—	$3,784	$—

Liabilities:
Warrant liability	$661	$—	$—	$661

	Fair Value at August 31, 2020
	Total	Level 1	Level 2	Level 3
Assets:
Equity investment	$2,157	$—	$2,157	$—

Liabilities:
Warrant liability	$365	$—	$—	$365

The following table reflects adjustments to the estimated fair value of the Company’s warrant liability with respect to the 2018 Warrants measured using Level 3 inputs:

Warrant Liability
As of August 31, 2020	$365
Adjustments to estimated fair value	183
As of November 30, 2020	$548
Adjustments to estimated fair value	933
As of February 28, 2021	1,481
Adjustments to estimated fair value	(820)
As of May 31, 2021	$661

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Other Commitments

In the ordinary course of business, the Company may enter into contractual purchase obligations and other agreements that are legally binding and specify certain minimum payment terms. The Company had no such agreements as of May 31, 2021.

Litigation

The Company may be subject to legal proceedings and claims that arise in the ordinary course of its business.

During fiscal 2019, lawsuits were filed in California federal and state court by various purported stockholders against, the Company, certain of the current members of the Company’s Board of Directors, and certain of the Company’s current and former officers, alleging, among other things, certain federal securities law violations and/or related breaches of fiduciary duties in connection with the Company’s April 2019 restatement of certain prior period financial statements. In general, the lawsuits assert the same or similar allegations, including that the defendants artificially inflated the Company’s securities prices by knowingly making materially false and misleading statements and omissions to the investing public about the Company’s financial statements, business, operations, management, and internal controls. During fiscal 2021, a separate lawsuit was filed in California federal court by a purported stockholder against the current members of the Company's Board of Directors. These lawsuits are described below.

May v. KushCo Holdings, Inc., et al. Filed April 30, 2019. Case No. 8:19-cv-00798-JLS-KES, U.S. District Court for the Central District of California. This putative stockholder class action against the Company and certain of its current and former officers alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated thereunder, and sought unspecified compensatory damages and other relief on behalf of a class of purchasers of the Company’s securities between July 13, 2017 and April 9, 2019, inclusive. In September 2019, the Court appointed co-lead plaintiffs and co-lead counsel for the plaintiffs. The lead plaintiffs’ amended complaint was filed in November 2019. In February 2020, the Company moved to dismiss the amended complaint. In September 2020, the Court granted the motion to dismiss with leave to amend. On November 2, 2020, after the lead plaintiffs failed to file an amended complaint, the Court entered judgment in favor of the defendants, dismissing the action with prejudice. On December 2, 2020, the lead plaintiffs filed a notice of appeal of the judgment to the U.S. Court of Appeals for the Ninth Circuit. On February 18, 2021, after the lead plaintiff voluntarily dismissed his appeal, the action was dismissed in its entirety with prejudice.

Salsberg v. Kovacevich, et al. Filed May 24, 2019. Case No. 8:19-cv-00998-JLS-KES, U.S. District Court for the Central District of California and Neysmith v. Baum, et al. Filed May 31, 2019. Case No. 8:19-cv-01070-JLS-KES, U.S. District Court for the Central District of California. This purported stockholder derivative action against certain current and former directors and officers of the Company alleges, among other things, breach of fiduciary duty, waste of corporate assets, and unjust enrichment. The Company is named as a nominal defendant and the plaintiffs seek, among other things, corporate governance reforms, and disgorgement of profits, benefits, and compensation obtained by the defendants from the alleged conduct, to be paid to the Company. In September 2019, the Court consolidated these cases. In December 2019, the Court ordered the action stayed pursuant to a stipulation of the parties, which stay expired in December 2020. In May 2021, the Court again ordered the action stayed, this time until the earlier of the closing of the Mergers or September 30, 2021.

Savage v. Kovacevich, et al. Filed June 14, 2019. Case No. 30-2019-01077191-CU-MC-NJC, Superior Court of California, County of Orange. This purported stockholder derivative action against certain current and former directors and officers of the Company alleges, among other things, breach of fiduciary duty, waste of corporate assets, and unjust enrichment. The Company is named as a nominal defendant and the plaintiff seeks, among other things, corporate governance reforms, and unspecified damages and restitution from the defendants, to be paid to the Company. In August 2019, the Court ordered the action stayed pursuant to a stipulation of the parties, which stay expired in December 2020. On June 1, 2021, the Court ordered the action stayed until the earlier of the closing of the Mergers or September 30, 2021.

Bruno, et al. v. Kovacevich, et al. Filed September 26, 2019. Case No. A-19-802660-C, Eighth Judicial District Court of the State of Nevada and Majchrzak v. Kovacevich, et al. Filed October 2, 2019. Case No. A-19-902945-B, First Judicial District Court of the State of Nevada. These purported stockholder derivative actions against certain current and former directors and officers allege, among other things, breach of fiduciary duty, waste of corporate assets, and unjust enrichment. The Company is named as a nominal defendant in each action and the plaintiffs seek, among other things, equitable relief and unspecified damages from the defendants, to be paid to the Company. In August 2020 and September 2020, the Court ordered the Majchrzak action and the Bruno action, respectively, stayed, which stays expired in December 2020. In May 2021, the stay of the Bruno action was continued until August 18, 2021 and the stay of the Majchrzak action was continued indefinitely.

Choate v. Kovacevich, et al. Filed October 1, 2020, Case No. 8:20-cv-01904-JLS-KES, U.S. District Court for the Central District of California. This purported stockholder derivative action against the Company’s current directors alleged, among other things, breach of fiduciary duty with respect to the administration of the Company’s 2016 Stock Incentive Plan. The Company was named as a nominal defendant. The plaintiff sought declaratory relief and, from the director defendants, unspecified compensatory damages to be paid to the Company and other relief. On February 26, 2021, the plaintiff filed a first amended complaint. On April 2, 2021, the Company and the director defendants moved to dismiss the first amended complaint. On May 7, 2021, the parties filed a joint stipulation to dismiss the action without prejudice and the Court dismissed this case.

As of May 31, 2021, the Company cannot predict the ultimate outcome of the matters described above that are still pending, and the Company cannot reasonably estimate the potential loss or range of loss that may incur.

NOTE 12 – 2020 PLAN & RESTRUCTURING CHARGES

During the second quarter of fiscal 2020, the Company adopted and implemented a comprehensive strategic plan (the “2020 Plan”) to more effectively execute the Company’s strategy of focusing its resources on more established, financially stable, and creditworthy customers (namely multi-state operators, licensed producers, and leading brands). In connection with the 2020 Plan, the Company began implementing a restructuring plan designed to rationalize all aspects of its operations by, among other things, significantly reducing its overhead, implementing more stringent expense controls, consolidating its warehouses, reducing its inventory, and drastically altering its sales strategy to focus more on these customers. The Company believes that this strategic shift and associated restructuring has resulted in a better forecast of demand, reduction of inventory and warehouse space, improved collections and cash flow, and potential revenue upside from these customers’ continued expansion and consolidation in the marketplace.

In the three months and nine months ended May 31, 2021, the Company recorded $0.3 million and $0.6 million in restructuring costs. The Company has incurred $8.9 million in total restructuring charges as of May 31, 2021, and expects to incur an additional $0.6 million in restructuring charges under the 2020 Plan, which represents the Company’s best estimate as of May 31, 2021. The 2020 Plan is expected to be completed by the end of fiscal 2021. The recognition of restructuring charges requires that the Company make certain judgments and estimates regarding the nature, timing and amount of costs associated with the planned reductions of workforce and facility, ROU and asset impairment costs. At the end of each reporting period, the Company will evaluate the remaining accrued balance to ensure that no excess accruals are retained, and the utilization of the provisions are for their intended purpose in accordance with developed plans. The following table reflects the movement of activity of the restructuring reserve for the nine months ended May 31, 2021:

	Severance related costs	Facility, ROU and asset impairment	Facility Exit Cost	Total
Balance at September 1, 2020	$—	$—	$—	$—
Provisions/Additions	149	59	360	568
Utilized/Paid	(149)	(59)	(360)	(568)
Balance at May 31, 2021	$—	$—	$—	$—

Expenses incurred under the 2020 Plan during the nine months ended May 31, 2021 are included within “Restructuring costs” in the condensed consolidated statement of operations.